Arthur Tinkelenberg
President & CEO
Enumeral Biomedical Corp.
One Kendall Square
Cambridge, MA 02139

CONFIDENTIAL AND PERSONAL

July 25, 2014

Kevin G. Sarney, CPA
28 Lakeview Road
Winchester, MA 01890
kgsarney@aol.com

Dear Kevin:

Through this offer letter, Enumeral Biomedical Corp. (the “Company”) is pleased to offer you the position of Vice President of Finance and Chief Accounting Officer (“VP Finance, CAO”) commencing on or about August 11, 2014. As VP Finance, CAO, you will report to Arthur Tinkelenberg, Ph.D., President and CEO. You will work closely with John Rydzewski, Executive Chairman, and other members of senior management, as designated by the President. Your principal job tasks will include management of all Company finance activities, including SEC reporting, accounting, bookkeeping, budgeting, forecasting and the like, as has been discussed with you previously by John and Arthur. You will participate in investor relations, corporate development, strategic analysis, proposal generation, and presentation of materials to the Board of Directors, as directed by management.

You will work at the Company’s Cambridge facility at One Kendall Square, and you will receive a base salary at the rate of $200,000 per annum (the “Base Salary”), payable in semi-monthly equal installments on the 15th and last day of each month and subject to legally required deductions and withholdings. At the discretion of the Board, you will also be eligible to earn a target bonus of up to 25% of your base salary, pro-rated for the period you are employed in a given year, based on achievement of Target Milestones, as set forth on Exhibit 1, payable in cash or stock, as determined by the Board of Directors of the Company (the “Board”). You will be expected to devote 100% of your business time and energies to your work with the Company, and will engage in activities related to Enumeral’s business objectives, as has been discussed with you by John and Arthur.

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In addition, subject to the approval of the Board, the Company shall issue to you an incentive stock option pursuant to the terms and conditions of the Company’s 2010 Equity Incentive Plan to purchase 350,000 shares of Common Stock of the Company (the “Common Stock”), at a price per share equal to the then-current fair market value of one share of Common Stock as of the date of grant (the “Option”). Subject to approval of the Board, the Option Agreement will provide that 300,000 shares of the Option will have a four year vesting schedule and one-quarter (1/4) of the Option will vest on the one year anniversary of the actual start date (the “Initial Vest Date”); and (b) the remaining three-quarters (3/4) of the Option will vest in monthly installments beginning after the Initial Vest Date and continuing over the next thirty-six (36) month period; 50,000 shares of the Option (the “Performance Option”) will vest vest upon the earlier of (1) upon the price of the Company’s or the Parent Company, as applicable, common stock being above $3, $4, $5, $6, $7, $8, $9 and $10 per share (each a “Price Based Vesting Milestone”) on a volume-weighted daily basis (adjusted for any stock splits, recapitalizations or dividends) for at least 60 trading days (“Measuring Period”) following the filing of the first registration statement with the Securities and Exchange Commission for registering common stock of the Company or the Parent Company, as applicable, or for at least 30 trading days following the effective date of the first registration statement (“Measuring Period”), with such vesting to occur evenly across all stock prices provided that if a higher Price Based Vesting Milestone is maintained for the Measuring Period, then the lower Priced Based Vesting Milestones shall also be deemed to have been achieved; or (2) entering into one or more collaborations or joint ventures with third party biotechnology, pharmaceutical or other companies in the life sciences or healthcare industry sector under which the Company or the Parent Company, as applicable, would receive gross proceeds of at least $20 million, with twenty five percent (25%) of the shares covered by the Performance Option vesting upon each receipt by the Company or the Parent Company, applicable, of $5 million increments of gross proceeds to the Company (“Collaboration Proceeds”). The above vesting is additive not exclusionary and is based on the original amount of the grant, of the Performance Option without reduction for earlier vesting, meaning that, for example, if the Company or the Parent Company, as applicable, achieves the Price Based Vesting Milestone for the Measuring Period and then the Company or the Parent Company, as applicable, receives $5 million in Collaboration Proceeds, the Executive would be entitled to vest on 6,250 shares or 12.5% of the original grant amount of Performance Option plus 12,500 shares or 25% of the original grant amount of Performance Option.

You will be entitled to 15 (three weeks) days of paid time off per year, 5 days of which shall carryover for three months following the anniversary of your date of hire, and accruing at rate of 0.288 days/week from date of hire until first anniversary. Additionally, you will also be entitled to Company recognized holidays.

The Company offers medical and dental insurance and flexible spending account plans to its employees, and you will be eligible to participate in these plans in accordance with the Company’s policies. As the Company offers additional benefits, you will be eligible to participate in such programs. You should note that the Company may modify salaries and benefits from time to time as it deems necessary.

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In accepting this position, you confirm that you are under no other employment obligation nor are bound by any other employment-related agreement. In connection with your employment, you will be required to sign an Obligations Agreement, attached hereto, which will cover, among other things, employee invention, non-disclosure, non-competition, and non-solicitation agreement. You also confirm that this offer is for employment “at will,” which means that you or Company can terminate the employment at any time and for any reason or no reason at all. In addition, you will be obligated to comply with Company’s standard employee policies and practices in effect from time to time.

Notwithstanding anything in this letter to the contrary, this offer letter is effective upon signature by you. If you agree to the terms of this offer of employment, please sign below and return this letter to me. We are confident your employment with the Company will prove mutually beneficial, and we look forward to having you join us.

[signature block on next page]

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Very truly yours,

/s/ Arthur Tinkelenberg
Arthur Tinkelenberg
President & CEO

ACCEPTED BY:

/s/ Kevin G. Sarney
Kevin G. Sarney
Dated:7/25/2014

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Exhibit A

Target Milestones

For the 2014 annual period: Target Milestones include, but are not limited to:

•	Achieving revenue targets in line with or exceeding those of the Board-approved budget for the year;

•	Achievement of significant technical milestones;

•	Expansion of a collaboration with existing partner, entering into a collaboration with a new partner, involving joint discovery or development of products of the collaboration involving Corporation, or sale or license of an asset produced by a Corporation internal discovery program, that results in the Corporation receiving up-front cash payments, milestones and/or royalties;

•	Receipt of grants and contracts from government or other agencies.

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OBLIGATIONS AGREEMENT

This Obligations Agreement (“Agreement”) is between the undersigned employee or consultant (“I” or “me”) and Enumeral Biomedical Corp., a Delaware corporation (the “Company”) as of the date set forth on the signature page to this Agreement. Capitalized terms used in this Agreement and not defined herein shall have the meaning set forth on Appendix A.

In consideration of my employment by or consulting relationship with the Company and the compensation paid to me by the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I agree as follows:

1.1          Best Efforts. During the period of my employment by or consulting relationship with the Company (the period of any such association, the “Term”), I shall devote my business time, the amount as agreed between me and the Company, and best efforts to the business of the Company, and I shall not engage in any activities that will conflict with my obligations to the Company.

1.2          Compliance with Laws, Policies, etc. I agree that I will act at all times during my employment, consulting relationship or other engagement by the Company in a reputable manner and in conformance with all laws, rules and regulations. I will, in performing my duties to the Company, and throughout the period of my employment, consulting relationship or engagement by the Company, (i) observe all of the Company’s policies delivered to me in writing or published from time to time in any employee or policy manual which is circulated generally by the Company, as the same from time to time are in effect and generally applicable to similarly situated employees, consultants, directors, officers or others, as the case may be, and (ii) observe a high standard of integrity.

2.	Confidential Information.

(a)           I acknowledge that, except to the extent otherwise provided below in this Section 2(a) or in Section 2(b) hereof, all Confidential Information disclosed to or acquired by me is a valuable, special, and unique asset of the Company and I will hold such Confidential Information in trust for the Company’s sole benefit. Except as otherwise provided below in this Section 2, I shall not, at any time (including, without limitation, after the Term), use for myself or others, or disclose or communicate to any person for any reason, any Confidential Information without the prior written consent of the Company. Notwithstanding anything in this Section 2(a) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) I may disclose or use Confidential Information in performing my duties and responsibilities to the Company but only to the extent required or necessary for the performance of such duties and responsibilities in the ordinary course and within the scope of my association with the Company as an employee, consultant, officer or manager, and (B) I may disclose any Confidential Information pursuant to a request or order of any court or governmental agency, provided, however, that I promptly notify the Company of any such request or order and provide reasonable cooperation (at the Company’s expense) in the efforts, if any, of the Company to contest or limit the scope of such request or order.

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(b)           My obligations under Section 2(a) hereof as to Confidential Information shall not apply to any Confidential Information which (i) is or becomes publicly known (as demonstrated by written evidence provided by me) under circumstances involving no breach by me of this Agreement or (ii) was or is approved in writing for release by the Board of Managers of the Company.

3.           Absence of Conflicting Agreements; No Improper Disclosure or Use of Materials. I understand that the Company does not desire to acquire from me any trade secrets, know-how or confidential business information that I may have acquired from others, and I agree that I shall not disclose or use such information in connection with my employment or other engagement by the Company in violation of my obligations to others. I represent that I am not bound by any agreement or any other existing or previous business relationship which conflicts with or prevents the full performance of my duties and obligations to the Company during the course of my employment or other engagement by the Company.

4.	Inventions; Assignment

(a)          I hereby acknowledge and agree that those Assigned Inventions and Proprietary Rights that are original works of authorship protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (the “Work Product”).

(b)          If any component of the Assigned Inventions or Proprietary Rights either does not qualify as a “work made for hire” under U.S. copyright law, or is subject to protection under patent, trademark, trade secret or other intellectual property law, I hereby irrevocably and exclusively assign to the Company all of my right, title and interest in and to any and all such Assigned Inventions and Proprietary Rights. I agree to give the Company full and prompt written notice and disclosure of any Assigned Invention or Proprietary Right and agree to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents as the Company may request to evidence, confirm or perfect the assignment of all of my right, title and interest in and to any and all Assigned Inventions and Proprietary Rights. I hereby waive and quitclaim to the Company any and all claims of any nature whatsoever that I may now or hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(c)          At the request of the Company, I will assist the Company in every proper way (including, without limitation, by executing patent applications) to obtain and enforce in any country in the world Proprietary Rights relating to any or all Assigned Inventions. My obligation under this Section 4(c) shall continue after the Term.

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(d)          By this Agreement, I hereby irrevocably constitute and appoint the Company as my attorney-in-fact for the purpose of executing, in my name and on my behalf, (i) such instruments or other documents as may be necessary to evidence, confirm or perfect any assignment pursuant to the provisions of this Section 4 or (ii) such applications, certificates, instruments or documents as may be necessary to obtain or enforce any Proprietary Rights in any country of the world. This power of attorney is coupled with an interest on the part of the Company and is irrevocable.

(e)          My obligation to assign Assigned Inventions and Proprietary Rights shall not apply to any invention about which I can prove that: (i) the invention was developed entirely on my own time and effort; (ii) no equipment, supplies, facilities, resources, trade secrets or Confidential Information of the Company were used in the development of the invention and (iii) the invention does not result from any work otherwise performed by me for the Company.

(f)          I represent that the Inventions identified in the Appendix B, if any, attached hereto comprise all of the Inventions that I have made or conceived prior to my employment by or consulting relationship with the Company, which Inventions are excluded from this Agreement. I understand that it is only necessary to list the title of such Inventions and the purpose thereof but not details of the Inventions itself. IF THERE ARE ANY SUCH INVENTIONS TO BE EXCLUDED, THE UNDERSIGNED SHOULD INITIAL HERE; OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS. _____.

5.          Return of Documents and Property. Upon the termination of my association with the Company as an employee, consultant, officer or director or, if earlier, upon the request of the Company, I will promptly deliver to the Company, all documents, all other tangible media (including all originals, copies, reproductions, digests, abstracts, summaries, analyses, notes, notebooks, drawings, manuals, memoranda, records, reports, plans, specifications, devices, formulas, storage media, including software, and computer printouts) and all other property in my actual or constructive possession or control that contain, reflect, disclose or relate to any Confidential Information, Assigned Inventions or Proprietary Rights or that is owned or leased by the Company. I will destroy any related computer entries on equipment or media not owned by the Company.

6.          Covenant Not to Compete. I agree that the services to be rendered by me to the Company are special and unique. I agree that, during the period commencing on the date of this Agreement and ending eighteen (18) months after the Term, I shall not, as an owner, part-owner, partner, director, officer, trustee, employee, agent, consultant, joint venturer, stockholder, representative, sole proprietor, independent contractor or in any other capacity, directly or indirectly engage in or participate in, on my own behalf or the behalf of any business, organization or entity, any activity which is in competition with the then existing, planned or proposed business of the Company, including without limitation, any products or services then being or proposed to be developed, produced, manufactured, provided or marketed by the Company. The foregoing shall not prohibit me from owning less than one percent (1%) or less of the outstanding equity securities of any corporation whose equity securities are regularly traded on any national stock exchange or recognized “over-the-counter” market, nor shall it prohibit me from owning any interest, whether as a creditor or stockholder, in the Company.

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7.          Non-solicitation. During the period commencing on the date of this Agreement and ending eighteen (18) months after the Term, I shall not, as an owner, part-owner, partner, director, officer, trustee, employee, agent, consultant, joint venturer, stockholder, sole representative, sole proprietor or independent contractor, or in any other capacity directly or indirectly (a) solicit, divert or take away any of the customers or business of the Company existing at the time of the termination of my employment or other engagement for the Company (except to the extent my solicitation, diversion or taking away is with respect to a product or service that is not in competition with the products or services being developed, produced, manufactured, provided or marketed by, or then included in the business plan for implementation by, the Company at the date of the termination of my employment), or (b) solicit or discuss with any employee or consultant of the Company, or with anyone who was an employee or consultant of the Company within the six (6) month period prior thereto, the employment or other retention of such person by any other company, business organization or other entity.

8.          No Obligation of Employment. I understand my obligations under this Agreement are independent of any employment or consulting relationship between me and the Company and do not create or give rise to any obligation on the part of the Company to maintain me in its employ. I acknowledge and agree that my employment or other engagement by the Company is on an “at-will” basis, and that, no other arrangement with the Company shall be construed to impose any minimum or fixed term of employment or engagement.

9.          Unique Nature of Agreement; Specific Enforcement. I agree and acknowledge that the rights and obligations set forth in this Agreement are of a unique and special nature and that the Company is, therefore, without an adequate legal remedy in the event of my violation of any of the covenants set forth in this Agreement. I agree, therefore, that, in addition to all other rights and remedies, at law or in equity or otherwise, that may be available to the Company, each of the covenants made by me under this Agreement (including, without limitation, the covenants made by me pursuant to Sections 1, 2, 4, 5, 6 and 7 hereof) shall be enforceable by injunction, specific performance or other equitable relief, without any requirement that the Company have to post a bond or that the Company have to prove any damages. I hereby agree, in connection with any action or proceeding to enforce any provisions of this Agreement, to waive any claim or defense that the Company has an adequate remedy at law. I recognize and agree that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the confidential business information, trade secrets and goodwill of the Company.

10.          Independent Counsel. I have been provided with an opportunity to consult with my own counsel with respect to this Agreement

11.	Miscellaneous.

11.1.          Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to be properly given on the date sent, if sent by fax with confirmed receipt, or the date of postmark when sent by registered or certified mail, return receipt requested, addressed to the address set forth on the signature page or such other address as any party may give the other notice of pursuant to this Section.

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11.2.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof. Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement shall be brought and prosecuted in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts and the parties consent to the jurisdiction of said courts and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

11.3.          Waivers; Amendments. No waiver of any right hereunder by the Company or me shall operate as a waiver of any other right, or of the same right with respect to any subsequent occasion for its exercise, or of any right to damages. No waiver by the Company or me of any breach of this Agreement shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided by this Agreement are in addition to all other remedies provided by law, in equity or otherwise. This Agreement may not be amended except in a writing signed by both the Company and me.

11.4.          Severability; Reformation of Unenforceable Provisions. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provisions and of the entire Agreement shall not be affected thereby. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject matter so as to be unenforceable at law, such provision(s) shall be construed and reformed by the appropriate judicial body by limiting and reducing it (or them), so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

11.5.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.6.          Prior Understandings. This Agreement represents the complete agreement of the Company and me with respect to the transactions contemplated hereby and supersede all prior and contemporaneous agreements and understandings.

11.7.          Headings. Headings in this Agreement are included for reference only and shall have no effect upon the construction or interpretation of any part of this Agreement.

11.8.          Sealed Instrument. This Agreement shall have the effect of an instrument executed under seal.

11.9.          Survival. My obligations under this Agreement shall survive the termination of my relationship with the Company.

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11.10.          Assignment. This Agreement shall be binding upon and inure to the benefit of me, the Company and our respective heirs, successors and permitted assigns. This Agreement may be assigned by the Company to any affiliate of the Company and to any successor or assign of all or a substantial portion of the Company’s business. I may not assign or transfer any or all of my rights or obligations under this Agreement.

11.11.          Third Party Beneficiaries. The provisions of this Agreement shall be for the exclusive benefit of the parties to this Agreement, and their respective successors and assigns, and no third party is an intended beneficiary of, or shall be entitled to rely on, the provisions of this Agreement.

[Remainder of Page Intentionally Left Blank,]

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IN WITNESS WHEREOF, I have executed and delivered this Obligations Agreement as of this 25th day of July, 2014.

/s/ Kevin Sarney
Name: [Employee]

ACCEPTED AND AGREED TO:

Enumeral Biomedical Corp.

By: /s/ Arthur Tinkelenberg

Name: Arthur Tinkelenberg
President & CEO

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Appendix A

“Assigned Inventions” shall mean (i) any and all Inventions that arise out of or are based upon any Confidential Information and (ii) except to the extent otherwise provided in Section 4(e), any and all Inventions that are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by me, either alone altogether with others, during the Term, including without limitation any portion of the Term occurring prior to the date of this Agreement. For purposes of this Agreement, the term “Proprietary Rights” shall mean (x) any and all rights under or in connection with any patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade name applications, mask works, trade secrets and other intellectual property rights with respect to Assigned Inventions and (y) the goodwill associated with any and all of the rights referred to in the foregoing clause (x).

“Confidential Information” shall mean all trade secrets, proprietary information, and other data and information, in any form, belonging to the Company or any of its clients, customers, consultants, licensees, licensors, dealers or affiliates, that is held in confidence by the Company, including, without limitation, computer software, contracts, business plans and arrangements, formulas, research papers, results and data compounds, cell lines, tissue samples, non-public regulatory filings, laboratory and clinical data and results, information regarding the biochemical processes customer, dealer and vendor lists, marketing materials, financial information, compensation levels, research, Assigned Inventions and Proprietary Rights (each as defined in this Appendix A), information regarding any aspect of the Company’s intellectual property position, information regarding any existing or proposed acquisition, strategic alliance or joint venture, information regarding prices or costs of the Company’s products or services, and any other information identified or treated as confidential by the Company or any of its clients, customers, vendors, dealers, consultants, licensees or affiliates.

“Inventions” shall mean all inventions, improvements, developments, concepts, ideas, expressions, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, and know-how and show-how (including all records pertaining to any of the foregoing), whether or not reduced to writing and whether or not patented or patentable or registered or registrable under patent, copyright, trademark or similar laws.

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Appendix B

TITLE/PURPOSE OF INVENTIONS

The following is a complete list of all Inventions and the purpose of those Inventions:

No Inventions
See Below

Inventions and purpose:

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